Exhibit 3(i)

McCORMICK & COMPANY, INCORPORATED
ARTICLES OF AMENDMENT
McCormick & Company, Incorporated, a Maryland corporation, having its principal office at 24 Schilling Road, Suite 1, Hunt Valley, Maryland 21031 (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The Charter of the Corporation is hereby amended as follows:

(a) By striking out the first paragraph of Article 4 of the Charter of the Corporation, as heretofore amended, and substituting in lieu thereof the following:

“4. The total amount of the authorized capital stock of the Corporation shall be as follows: Thirty Thousand (30,000) shares of five per cent. Preferred Stock of the par value of $100 each, making the aggregate par value of said five per cent. Preferred Stock Three Million Dollars ($3,000,000); Six Hundred Forty Million (640,000,000) shares of Common Stock, of the par value of $0.01 each, making the aggregate par value of the Common Stock $6,400,000; and Six Hundred Forty Million (640,000,000) shares of Common Stock Non-Voting, of the par value of $0.01 each, making the aggregate par value of the Common Stock Non-Voting $6,400,000”;

and by changing the figure “320,000,000” to the figure “640,000,000” wherever it appears elsewhere in said Article 4; and

(b)In order to give effect to the aforementioned change in par value per share and aggregate par value, establishing, as of the effective time of these Articles of Amendment, a new account within the Corporation’s stockholders’ equity accounts denominated as “Capital Surplus,” by retaining within the Corporation’s Common Stock and Common Stock Non-Voting accounts within the Corporation’s stockholders’ equity accounts $0.01 per share for each share of Common Stock and Common Stock-Non-Voting outstanding at such effective time, and by transferring the remaining balances of the Corporation’s Common Stock and Common Stock Non-Voting accounts to the new Capital Surplus account.

SECOND:	The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

THIRD:	(a) The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class, are as follows:

Six Hundred Forty Million Thirty Thousand (640,030,000),
divided into Thirty Thousand (30,000) shares of five per cent. Preferred Stock of the par value of One Hundred Dollars ($100) each, having an aggregate par value of Three Million Dollars ($3,000,000); Three Hundred Twenty Million (320,000,000) shares of Common Stock without par value; and Three Hundred Twenty Million (320,000,000) shares of Common Stock Non-Voting without par value. Solely for purposes of the calculation the capitalization fee imposed by Section 1-204 of the Corporations and Associations Article of the Annotated Code of Maryland, the aggregate par value of all classes of capital stock before giving effect to this amendment is $12,803,000,000.

(b) The total number of shares of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class, are as follows:

One Billion Two Hundred Eighty Million Thirty Thousand (1,280,030,000), divided into Thirty Thousand (30,000) shares of five per cent. Preferred Stock of the par value of One Hundred Dollars ($100) each, having an aggregate par value of Three Million Dollars ($3,000,000); Six Hundred Forty Million (640,000,000) shares of Common Stock of the par value of $0.01 each, making the aggregate par value of the Common Stock $6,400,000; and Six Hundred Forty Million (640,000,000) shares of Common Stock Non-Voting of the par value of $0.01 each, making the aggregate par value of the Common Stock Non-Voting $6,400,000. Solely for purposes of the calculation the capitalization fee imposed by Section 1-204 of the Corporations and Associations Article of the Annotated Code of Maryland, the aggregate par value of all classes of capital stock after giving effect to this amendment is $15,800,000.

(c) The information required by Section 2-607(b)(2)(i) of the Corporations and Associations Article of the Annotated Code of Maryland is not included because the amendment to the Charter did not change such matters.

FOURTH:	These Articles of Amendment shall become effective upon filing and acceptance for record.

IN WITNESS WHEREOF, McCORMICK & COMPANY, INCORPORATED has caused these presents to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and its corporate seal to be hereunto affixed and attested by its Secretary on April 2, 2021.

ATTEST:	McCORMICK & COMPANY, INCORPORATED

/s/ Jeffery D. Schwartz	/s/ Lawrence E. Kurzius
Jeffery D. Schwartz	Lawrence E. Kurzius
Secretary	Chairman, President & Chief Executive Officer

THE UNDERSIGNED, Chairman, President and Chief Executive Officer of McCormick & Company, Incorporated, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

McCORMICK & COMPANY, INCORPORATED

/s/ Lawrence E. Kurzius
Lawrence E. Kurzius
Chairman, President & Chief Executive Officer